Exhibit 99.1

1001 Louisiana St., Suite 2900 Houston, TX 77002 NYSE: SPN (713) 654-2200

FOR FURTHER INFORMATION CONTACT:

David Dunlap, President and CEO, (713) 654-2200;

Robert Taylor, CFO or Greg Rosenstein, EVP of Corporate Development, (504) 587-7374

Superior Energy Services, Inc. Announces Third Quarter 2013 Results

Houston – October 24, 2013 – Superior Energy Services, Inc. (NYSE: SPN) today announced third quarter 2013 net income of $69.8 million, or $0.43 per diluted share, on revenue of $1,188.6 million.

These results compare with third quarter 2012 net income of $93.9 million, or $0.59 per diluted share, on revenue of $1,179.7 million.

For the nine months ended September 30, 2013, the Company recorded net income of $202.1 million, or $1.26 per diluted share, on revenue of $3,483.8 million. For the nine months ended September 30, 2012, the Company recorded net income from continuing operations of $306.9 million, or $2.07 per diluted share, and net income of $289.7 million, or $1.95 per diluted share, on revenue of $3,389.8 million.

During the third quarter of 2013 the Company reduced its annual effective income tax rate from 37% to 35%, resulting in a benefit of approximately $6.0 million.

David Dunlap, President and CEO of the Company, commented, “As previously announced, the persistent flat horizontal rig count in the U.S. land markets has created a market environment characterized by oversupply and increased competition for several completions and production-related services. As a result, our U.S. land revenue declined about 1% from the second quarter and gross profit margins for several service lines were lower than the second quarter.

“We continue to experience strong growth in Gulf of Mexico and international market areas. Our Gulf revenue increased 7% sequentially as demand for our drilling products and services and completion tools in the deepwater continue to be the main drivers. In addition, we successfully completed multiple well control projects. International revenue grew 8% sequentially, with the main catalysts being continued expansion of our drilling products and services, as well as improved activity levels for our subsea inspection, repair and maintenance services in the Asia Pacific market area. Year-to-date, our Gulf of Mexico revenue has increased 32% and international revenue has grown 13%. As a result, our revenue from these market areas represents almost 40% of our total revenue for the first nine months of 2013.

“We expect margin pressure to continue through the fourth quarter in the U.S. land market areas. In addition, we anticipate typical, end-of-year seasonal factors will impact U.S. land and Gulf of Mexico activity.”

Third Quarter 2013 Geographic Breakdown

U.S. land market revenue was approximately $718.2 million in the third quarter of 2013, as compared with $787.6 million in the third quarter of 2012 and $723.3 million in the second quarter of 2013. Gulf of Mexico revenue was approximately $241.8 million, as compared with $189.4 million in the third quarter of 2012 and $225.1 million in the second quarter of 2013. International revenue was approximately $228.6 million, as compared with $202.7 million in the third quarter of 2012 and $211.3 million in the second quarter of 2013.

Drilling Products and Services Segment

Drilling Products and Services segment revenue in the third quarter was $215.5 million, an 11% increase from third quarter 2012 revenue of $194.9 million and a 5% increase from second quarter 2013 revenue of $205.4 million.

The primary factor driving the higher sequential revenue in this segment was a 16% increase in international market revenue to $64.9 million due to increased rentals of premium drill pipe in Africa and bottom hole assemblies in Latin America. Gulf of Mexico market revenue in this segment increased 3% sequentially to $77.7 million due to increased rentals of premium drill pipe, accommodations and specialty rentals. U.S. land market revenue in this segment declined 2% sequentially to $72.9 million due to a decrease in rentals of premium drill pipe.

Onshore Completion and Workover Services Segment

Onshore Completion and Workover Services segment revenue in the third quarter was $398.0 million, a 6% decrease from third quarter 2012 revenue of $421.2 million, and was virtually unchanged from second quarter 2013 revenue of $398.2 million. All of the revenue in this segment is generated from U.S. land market areas.

On a sequential basis, revenue in this segment was unchanged in pressure pumping and slightly higher for well service rigs and fluid management

Income from operations as a percentage of revenue in this segment was 8.4% as compared with 11.8% in the second quarter of 2013, resulting from lower margins for fluid management and well service rigs, and lower service intensity in pressure pumping.

Production Services Segment

Production Services segment revenue was $359.7 million, a 4% decrease from third quarter 2012 revenue of $373.9 million and a 3% decrease from second quarter 2013 revenue of $369.1 million.

U.S. land market revenue in this segment decreased 3% sequentially to $225.1 million, primarily due to decreased demand for coiled tubing, cased hole wireline and pressure control tools. International revenue in this segment decreased 3% sequentially to $82.1 million primarily due to lower coiled tubing activity in Mexico and lower demand for snubbing services in Latin America. Gulf of Mexico revenue in this segment was 2% lower sequentially at $52.5 million with increases in cased hole wireline services offset by decreases in coiled tubing and snubbing services.

Subsea and Technical Solutions Segment

Subsea and Technical Solutions segment revenue was $215.4 million, a 14% increase from third quarter 2012 revenue of $189.7 million and a 15% increase from second quarter 2013 revenue of $187.0 million.

International revenue in this segment increased 15% sequentially to $81.6 million due to activity increases in subsea construction. Gulf of Mexico market revenue in this segment increased 16% sequentially to $111.5 million due to increased demand for pressure control services as the Company successfully completed multiple, one-time well control projects. In addition, completion tools also increased. U.S. land market revenue in this segment increased 12% sequentially to $22.3 million primarily related to increases in completion tools.

Conference Call Information

The Company will host a conference call at 11 a.m. Eastern Time on Friday, October 25, 2013. The call can be accessed from the Company’s website at www.superiorenergy.com, or by telephone at 480-629-9645. For those who cannot listen to the live call, a telephonic replay will be available through November 8, 2013 and may be accessed by calling 303-590-3030 and using the access code 4643634#. An archive of the webcast will be available after the call for a period of 60 days at www.superiorenergy.com.

Superior Energy Services, Inc. serves the drilling, completion and production-related needs of oil and gas companies worldwide through its brand name drilling products and its integrated completion and well intervention services and tools, supported by an engineering staff who plan and design solutions for customers.

Statements in this press release other than statement of historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. Among the factors that could cause actual results to differ materially are risks inherent in acquiring businesses, including the ability to successfully integrate Complete Production Services Inc.’s operations into the Company’s legacy operations and the costs incurred in doing so; the effect of regulatory programs and environmental matters on our performance, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for our pressure pumping services; risks associated with business growth outpacing the capabilities of the Company’s infrastructure and workforce; risks associated with the uncertainty of macroeconomic and business conditions worldwide; the cyclical nature and volatility of the oil and gas industry, including the level of exploration, production and development activity and the volatility of oil and gas prices; changes in competitive factors affecting our operations; political, economic and other risks and uncertainties associated with international operations; the lingering impact on exploration and production activities in the U.S. coastal waters following the Deepwater Horizon incident; the impact that unfavorable or unusual weather conditions could have on the Company’s operations; the potential shortage of skilled workers; the Company’s dependence on certain customers; the risks inherent in long-term fixed-price contracts; operating hazards, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage; and other material factors that are described in detail in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as subsequently updated by the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Investors are cautioned that many of the assumptions on which the Company’s forward-looking statements are based are likely to change after such forward-looking statements are made, including for example the market prices of oil and natural gas and regulations affecting oil and gas operations, which the Company cannot control or anticipate. Further, the Company may make changes to its business plans that could or will affect its results. The Company undertakes no obligation to update any of its forward-looking statements and the Company does not intend to update its forward-looking statements more frequently than quarterly, notwithstanding any changes in its assumptions, changes in its business plans, its actual experience, or other changes. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2013 and 2012

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$1,188,615	$1,179,665	$3,483,807	$3,389,821

Cost of services (exclusive of items shown separately below)	748,052	708,608	2,167,422	1,966,659
Depreciation, depletion, amortization and accretion	158,006	128,160	462,627	366,272
General and administrative expenses	157,904	163,458	465,035	496,998

Income from operations	124,653	179,439	388,723	559,892

Other income (expense):
Interest expense, net	(24,464)	(28,585)	(78,946)	(88,950)
Other	789	467	2,062	562
Loss on early extinguishment of debt	—	(2,294)	(884)	(2,294)
Gain on sale of equity method investment	—	—	—	17,880

Income from continuing operations before income taxes	100,978	149,027	310,955	487,090
Income taxes	31,143	55,140	108,834	180,223

Net income from continuing operations	69,835	93,887	202,121	306,867
Loss from discontinued operations, net of income tax	—	—	—	(17,207)

Net income	$69,835	$93,887	$202,121	$289,660

Basic earnings per share:
Net income from continuing operations	$0.44	$0.60	$1.27	$2.09
Loss from discontinued operations	—	—	—	(0.11)

Net income	$0.44	$0.60	$1.27	$1.98

Diluted earnings per share:
Net income from continuing operations	$0.43	$0.59	$1.26	$2.07
Loss from discontinued operations	—	—	—	(0.12)

Net income	$0.43	$0.59	$1.26	$1.95

Weighted average common shares used in computing earnings per share:
Basic	159,326	157,153	159,204	146,611

Diluted	160,883	158,576	160,804	148,369

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

(in thousands)

	9/30/2013	12/31/2012
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$90,651	$91,199
Accounts receivable, net	1,030,232	1,027,218
Deferred income taxes	18,424	34,120
Income taxes receivable	28,658	—
Prepaid expenses	89,851	93,190
Inventory and other current assets	272,537	214,630

Total current assets	1,530,353	1,460,357

Property, plant and equipment, net	3,237,350	3,255,220
Goodwill	2,548,910	2,532,065
Notes receivable	47,033	44,838
Intangible and other long-term assets, net	484,217	510,406

Total assets	$7,847,863	$7,802,886

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$250,374	$252,363
Accrued expenses	361,927	346,490
Income taxes payable	—	153,212
Deferred income taxes	—	—
Current maturities of long-term debt	20,000	20,000

Total current liabilities	632,301	772,065

Deferred income taxes	845,228	745,144
Decommissioning liabilities	97,595	93,053
Long-term debt, net	1,650,000	1,814,500
Other long-term liabilities	168,932	147,045

Total stockholders’ equity	4,453,807	4,231,079

Total liabilities and stockholders’ equity	$7,847,863	$7,802,886

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

SEGMENT HIGHLIGHTS

THREE MONTHS ENDED SEPTEMBER 30, 2013, JUNE 30, 2013, AND SEPTEMBER 30, 2012

(unaudited)

(in thousands)

	Three months ended,
	September 30, 2013	June 30, 2013	September 30, 2012
Revenue
Drilling Products and Services	$215,522	$205,422	$194,882
Onshore Completion and Workover Services	398,016	398,216	421,194
Production Services	359,722	369,066	373,868
Subsea and Technical Solutions	215,355	187,009	189,721

Total Revenues	$1,188,615	$1,159,713	$1,179,665

	September 30, 2013	June 30, 2013	September 30, 2012
Gross Profit (1)
Drilling Products and Services	$141,648	$138,438	$132,923
Onshore Completion and Workover Services	122,340	136,159	143,414
Production Services	108,147	116,742	136,362
Subsea and Technical Solutions	68,428	56,491	58,358

Total Gross Profit	$440,563	$447,830	$471,057

	September 30, 2013	June 30, 2013	September 30, 2012
Income from Continuing Operations
Drilling Products and Services	$62,242	$59,635	$62,759
Onshore Completion and Workover Services	33,458	46,809	52,197
Production Services	15,707	20,845	49,023
Subsea and Technical Solutions	13,246	8,587	15,460

Total Income from Continuing Operations	$124,653	$135,876	$179,439

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.